Exhibit 10.33

Amendment No. 1 to
Corn Products International, Inc. Stock Incentive Plan
(as amended March 17 and March 26, 2010)

Amendment No. 1, dated as of December 14, 2011, (this “Amendment”), to the Stock Incentive Plan (as amended March 17 and March 26, 2010) (the “Plan”).

WHEREAS, the Company established the Plan to promote the long-term financial success of the Company;

WHEREAS, the Company desires to amend the Plan in certain respects; and

WHEREAS, the Board of Directors of the Company is authorized under Section 5.2 of the Plan to amend the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 5.2 of the Plan, the Plan is hereby amended, effective immediately, as follows:

1.               Paragraph (c) of Section 2.1 is hereby amended in its entirety to read as follows:

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either (A) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired shares of Common Stock that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (B) and (D), (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction).  The provisions of this paragraph shall supersede the provisions of any Agreement relating to an option, including any option outstanding as of the date of this Amendment.

2.         Section 5.5 is hereby amended in its entirety to read as follows:

Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. Such obligation shall be satisfied either (i) by the Company by withholding whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “ Tax Date “), or withholding an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) by the holder by any of the following means: (A) a cash payment to the Company in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an Incentive Stock Option or Non-Statutory Stock Option, a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value, determined as of the Tax Date, in excess of the amount determined by applying the minimum statutory withholding rate.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. The provisions of this Section shall supersede the provisions of any Agreement relating to an award, including any award outstanding as of the date of this Amendment.